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                                   EXHIBIT 99
                           Forward-Looking Statements


The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report and presented elsewhere by management from time to time.

DEPENDENCE ON OTHERS: The Company's present growth strategy for development and management of additional lodging facilities entails entering into various arrangements with present and future property owners. There can be no assurance that any of the Company's current agreements with property owners will be continued, or that the Company will be able to enter into future collaborations.

CONTRACT TERMS FOR NEW UNITS: The terms of the operating contacts, distribution agreements, franchise agreements and leases which relate to the Company's lodging facilities are influenced by contract terms offered by the Company's competitors at the time such agreements are entered into. Accordingly, there can be no assurance that contracts entered into or renewed in the future will be on terms that are as favorable to the Company as those under existing agreements.

COMPETITION: The profitability of hotels operated by the Company is subject to general economic conditions, competition, the desirability of particular locations, the relationship between supply of and demand for hotel rooms, and other factors. The Company generally operates hotels in markets that contain numerous competitors, and the continued success of the Company's hotels in their respective markets will be dependent, in large part, upon those facilities' ability to compete in such areas as access, location, quality of accommodations, amenities, and cost.

SUPPLY AND DEMAND: During the 1990s, construction of lodging facilities in the United States resulted in an excess supply of available rooms, and the oversupply had an adverse effect on occupancy levels and room rates in the industry. The current outlook for the industry indicates that the lodging industry may be adversely affected in the future by (i) international, national and regional economic conditions, (ii) changes in travel patterns,
(iii) taxes and government regulations which influence or determine wages, prices, interest rates, construction procedures and costs, and (iv) the availability of capital.